UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549

                            FORM 8-K
                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
MAY 12, 2000









                    AUDIOMONSTER ONLINE, INC.
        (FORMERLY PROFESSIONAL MINING CONSULTANTS, INC.)
     (Exact name of registrant as specified in its charter)







Nevada                000-24595                   88-0343832
(State of             (Commission           (I.R.S. Employer
organization)         File Number)       Identification No.)

200-1311 Howe St., Vancouver, B.C. Canada V6Z 2P3
(Address of principal executive offices)

Registrant's telephone number, including area code (604) 691-1765



ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

On May 12, 2000, the Company's predessor, Professional Mining Consultants, Inc. ("PFMC"), approved the Exchange Agreement between itself and a company then-known as AudioMonster Online, Inc. Under the terms of the Agreement, the Company exchanged 2,000,000 shares of its common stock for all of the shares of capital stock of AudioMonster Online, Inc. PFMC was the acquiring company. Upon completion of the Exchange Agreement, PFMC changed its name to AudioMonster Online, Inc.

ITEM 5.   OTHER EVENTS

The Company's common stock underwent a 2:1 forward split on May 2, 2000, effective on May 16, 2000. This increased the number of shares outstanding from 4,890,000 to 9,780,000 without changing the authorized common stock. No change in the rights or ownership percentage of the holders has occurred as a result of the forward split.

On  May  15,  2000, the Company changed its name to  AudioMonster
Online,  Inc., and moved its principal place of business to  200-
1311 Howe St., Vancouver, B.C. Canada V6Z 2P3.

ITEM 6.   RESIGNATIONS OF REGISTRANTS' DIRECTORS

On May 12, 2000, the Company accepted the resignation of Bobby Combs as a member of the board of directors and as an officer of the Company, effective immediately. Mr. Greg Corcoran was appointed to fill the vacancy left by Mr. Combs' resignation.

On May 12, 2000, the Company also accepted the resignations of Messrs. Douglas Ansell and John Michael Eckert as members of the board of the directors and as officers of the Company, effective immediately. Mr. Corcoran, the remaining board member did not immediately fill the vacancies left by the resignation of Messrs. Ansell and Eckert. Mr. Corcoran was also elected as President, Secretary, and Treasurer.

ITEM 7.   FINANCIAL  STATEMENTS, PRO FORMA FINANCIAL  INFORMATION
          AND EXHIBITS

     a)   Financial Statements of Professional Mining Consultants,
          Inc. for the period ended March 31, 2000 are hereby incorporated by reference to the financials statements included in the Form 10-QSB filed on May 19, 2000.
b) Financial Statements of AudioMonster Online, Inc. will be filed on or before July 26, 2000.
c) Prior to the acquisition of AudioMonster Online, Inc., PFMC was not operating and had no assets and no revenue during 1999.
The pro-forma financial statements, which serve to state the results of 1999 as if the two companies had combined operations during 1999, therefore, will not differ in any material way from the audited financial statements of Audio which will be filed on or before July 26, 2000. The Company will not, therefore, include separate pro-forma financial statements.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                           AudioMonster Online, Inc.



                           By: /s/ Greg Corcoran
                              Greg Corcoran, President



                           Date: May 19, 2000